SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the registrant [X]

      Filed by a party other than the registrant [   ]

      Check the appropriate box:

      [   ]  Preliminary proxy statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      [X]  Definitive proxy statement

      [   ]  Definitive additional materials

      [   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

TITAN INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      [X]  No fee required.

      [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      [   ]  Fee paid previously with preliminary materials.

      [   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, schedule or registration statement no.:

      (3)  Filing party:

      (4)  Date filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
c PROPOSAL NUMBER 2 -- SELECTION OF AUDITORS
c PROPOSAL NUMBER 3 -- A STOCKHOLDER PROPOSAL REGARDING ANNUAL ELECTION OF ALL DIRECTORS
SUPPORTING STATEMENT
OTHER BUSINESS
REPORT OF COMPENSATION COMMITTEE
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
PROXY SOLICITATION

TITAN LOGO
Titan International, Inc.
2701 Spruce Street
Quincy, Illinois 62301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 18, 2000

To the Stockholders:

      The Annual Meeting of Stockholders (the “Annual Meeting”) of Titan International, Inc., an Illinois corporation (“Titan” or the “Company”), will be held at the Holiday Inn, 201 South Third Street, Quincy, Illinois, 62301 on Thursday, May 18, 2000, at 11:00 a.m. Central Standard Time, to consider and act upon the following matters:

1)	To elect two Directors to serve for three-year terms and until their successors are elected and qualified;

2)	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for 2000;

3)	A stockholder proposal regarding annual election of all directors; and

4)	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      Only stockholders whose names appear of record at the Company’s close of business on March 29, 2000 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof.

      All stockholders are cordially invited to attend the Annual Meeting. Whether or not you intend to be present, please complete, sign, date and return the enclosed proxy card in the stamped pre-addressed envelope. Stockholders can help the Company avoid unnecessary expense and delay by promptly returning the enclosed proxy card. The presence, in person or by properly executed proxy, of a majority of the common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting.

By Order of the Board of Directors

CHERI T. HOLLEY

Secretary

Quincy, Illinois

April 10, 2000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TITAN INTERNATIONAL, INC.

May 18, 2000

      This Proxy Statement is being furnished to the stockholders of Titan International, Inc. (“Titan” or the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 18, 2000 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting. This Proxy Statement and accompanying form of proxy will be first mailed to stockholders on or about April 10, 2000.

VOTING

      Holders of shares of common stock (the “Common Stock”) of the Company at its close of business on March 29, 2000 (the “Record Date”) will be entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 20,666,339 shares of Common Stock were outstanding. Holders of Common Stock (the “Common Stockholders”) are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

      A majority of the votes of Common Stockholders cast at the Annual Meeting is required for the election of each Director. Ratification of the selection of independent auditors and approval of the stockholder proposal concerning annual election of all directors requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Abstentions are counted in the number of shares present in person or represented by proxy for purposes of determining whether a proposal has been approved, and so are equivalent to votes against a proposal, whereas broker non-votes are not counted for such purposes.

      Common Stockholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting. The presence, in person or by properly executed proxy, of a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

      All Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be: voted FOR Proposal number one; voted FOR Proposal number two; voted AGAINST Proposal number three; and persons designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting. The Board of Directors of the Company does not know of any matters that will come before the Annual Meeting other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Common Stockholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company duly executed revocation or proxy bearing a later date or by voting in person at the meeting. Attendance at the Annual Meeting will not of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Cheri T. Holley, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301.

X PROPOSAL NUMBER 1  — ELECTION OF DIRECTORS

      The Board of Directors recommends that stockholders vote FOR the Board of Directors’ slate of nominees standing for election.

      The Company’s Bylaws provide for three classes of directors of approximately equal numbers designated as Class I, Class II and Class III. Each Director is elected for a three-year term and the term of each Class expires in a different year. The nominees for election to the Board of Directors as Class III Directors for a three-year term expiring at the 2003 Annual Meeting are: Erwin H. Billig and Anthony L. Soave, each of whom is a current Director of the Company. Each of the nominees has consented to serve as a director if elected.

      In the unexpected event that any of the nominees for director should before the Annual Meeting become unable to serve, if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be recommended by the Company’s existing Board of Directors. The following is a brief description of the business experience of each nominee for at least the past five years.

      ERWIN H. BILLIG — In 1999 Mr. Billig was named Chairman of the Board of MSX International. From 1992 to 1999 he served as Vice Chairman of Masco Tech, Inc., and from 1986 to 1992 Mr. Billig was the President and Chief Operating Officer of Masco Tech, Inc. Mr. Billig, who is 73 years old, is Chairman of the Board of Titan, and he became a director of the Company in 1992. Mr. Billig is also a director of O.E.A. Inc., and Delco Remy International.

      ANTHONY L. SOAVE — Mr. Soave is the current owner and Chief Executive Officer of Soave Enterprises LLC and the former President and Chief Executive Officer of Detroit-based City Management Corporation, from 1974 to 1998, which he founded. Mr. Soave, who is 60 years old, became a director of the Company in 1994.

DIRECTORS CONTINUING IN OFFICE

      Directors who are continuing in office as Class I Directors whose terms expire at the annual meeting in 2001 are listed below.

      EDWARD J. CAMPBELL — Mr. Campbell, now retired, was employed for 27 years by Tenneco. He spent 13 of those years as President of Newport News Shipbuilding Company and 14 years at Case Corporation, three of those (1992-94) as President. Mr. Campbell is also currently a director of Global Marine, Inc. and ABS Group. Mr. Campbell, who is 72 years old, became a director of the Company in 1995.

      MAURICE M. TAYLOR, JR. — Mr. Taylor has been the President and Chief Executive Officer and a director of Titan International, Inc. since 1990, when Titan was acquired in a management-led buyout by investors, including Mr. Taylor. Prior thereto, Mr. Taylor, who is 55 years old, had a significant role in the development of the Company.

      Directors who are continuing in office as Class II Directors whose terms expire at the annual meeting in 2002 are listed below.

      RICHARD M. CASHIN, JR. — Mr. Cashin is the President of Citicorp Venture Capital, Ltd., where he has been employed since 1980. Mr. Cashin is also a director of Delco Remy America, Euramax International plc, Fairchild Semiconductor, Freedom Forge, Gerber Childrenswear, Lifestyle Furnishings, Hoover, JAC Holdings, MSX International and IPC/ IXNet. Mr. Cashin, who is 46 years old, became a director of the Company in 1994.

      ALBERT J. FEBBO — Mr. Febbo, who has held executive positions with General Electric Corporation since 1987, retired in 1999 as a Corporate Officer and Vice President of Corporate Marketing. He currently serves as a director of Med Panel.com. Mr. Febbo, who is 60 years old, became a director of the Company in 1993.

      MITCHELL I. QUAIN — Mr. Quain is Global Head of the Industrial Manufacturing Group at ING Barings, LLC where he has been employed since 1997. Prior to that time, Mr. Quain spent 22 years at Schroder & Co., Inc. Mr. Quain is also a director of Allied Products Corporation, Magnetek, Inc., Mechanical Dynamics, and Strategic Distribution, as well as a number of private companies. He is also Chairman of the Board of Overseers of the University of Pennsylvania’s School of Engineering and Applied Sciences and serves on the University’s Board of Trustees. Mr Quain, who is 48 years old, became a director of the Company in 1999.

Compensation of Directors

      The Company pays its non-employee directors a fee of $500 for each Board of Director (“Board”) or committee meeting attended. Titan also reimburses out-of-pocket expenses related to the directors’ attendance at such meetings. In addition, in March 1994 the Board adopted the 1994 Non-Employee Director Stock Option Plan to provide for grants of stock options as a means of attracting and retaining highly qualified, independent directors for the Company. Under the Plan, each non-employee director of the Company receives a non-discretionary grant of a stock option for 9,000 shares of Common Stock at the conclusion of each annual meeting of stockholders at which such director was elected, re-elected or continuing in office. Options granted under the Plan totaled 54,000 during 1999. The options granted in 1999 are exercisable at a price of $9.50 per share and expire 10 years from the date of grant. Such options vest and become exercisable immediately. In addition, the Company pays Mr. Billig, the Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities which include significant operational matters, as well as corporate development matters. The Company does not have any other consulting contracts or arrangements with any of its directors.

Committees and Meetings of the Board of Directors

      The Board of Directors, which met four times in 1999, has established the following committees of the Board: (i) Audit and Oversight Committee (consisting of Messrs. Campbell, Cashin, Febbo, Quain and Soave); (ii) Compensation Committee (consisting of Messrs. Billig, Campbell, Cashin, Febbo, Quain and Soave); (iii) Executive Committee (consisting of Messrs. Billig, Cashin, Soave and Taylor). The Company does not have a standing nominating committee. The Board of Directors selects nominees for election as directors. All Directors, except Mr. Cashin and Mr. Soave, attended 75% or more of the aggregate number of meetings of the Board and applicable committees.

      The Audit and Oversight Committee, which met three times in 1999, recommends to the Board of Directors independent auditors to perform audit and non-audit services, reviews the scope and results of such services, consults with the internal audit staff, reviews with management and the independent auditors any recommendations of the auditors regarding changes and improvements in the Company’s accounting procedures and controls and management’s response thereto, and reports to the Board after each Audit and Oversight Committee meeting. The Audit and Oversight Committee meets with the independent auditors with or without management present.

      The Compensation Committee, which met once in 1999, reviews and recommends to the Board of Directors the salaries and all other forms of compensation of the Company’s officers.

X PROPOSAL NUMBER 2 — SELECTION OF AUDITORS

      The Board of Directors recommends that the stockholders vote FOR its selection of independent auditors, PricewaterhouseCoopers LLP, to audit the consolidated financial statements of the Company and its subsidiaries for 2000.

      PricewaterhouseCoopers LLP has served the Company as independent auditors during the year ended December 31, 1999 and have been selected by the Board of Directors to serve as auditors for the present year. If stockholders fail to ratify the Board’s selection of PricewaterhouseCoopers LLP, the Board will consider this fact when selecting auditors for the 2001 audit year. PricewaterhouseCoopers LLP has served since 1983 as the Company’s independent auditors.

      A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she should desire, and will be available to respond to appropriate questions which stockholders might have.

X PROPOSAL NUMBER 3  — A STOCKHOLDER PROPOSAL
REGARDING ANNUAL ELECTION OF ALL DIRECTORS

      The Board of Directors unanimously recommends that the stockholders vote AGAINST the proposal for annual election of all Directors.

      Mr. Merrill Beck, 530 Erbe St., Norwalk, Iowa, 50211, who holds of record 1,200 shares of Common Stock, has informed the Company that he intends to present to the meeting the following resolution:

      RESOLVED: “That the shareholders of Titan International, Inc. (“Titan” or the “Company”) urge the Company’s board of directors (the “Board”) to take the necessary steps to declassify the Board for the purpose of director elections, whereby all directors would be elected annually and not by classes. The Board shall be declassified in a manner that does not affect the unexpired terms of directors previously elected.”

      Mr. Beck has provided the following supporting statement for his proposal.

SUPPORTING STATEMENT

      Currently, the Board is divided into three classes of directors serving staggered three-year terms. The election of directors by classes reduces accountability and makes it more difficult for shareholders to play a meaningful role in the election of directors. Corporate governance experts such as the Council of Institutional Investors, Institutional Shareholder Services and the California Public Employees’ Retirement System favor annual election of all directors.

      Mr. Beck believes that increasing the Board’s accountability to shareholders is especially important at Titan now in light of Titan’s poor performance. In October, 1999, Titan announced its worst quarter loss ever of $.28 per share. Analysts had predicted a loss of only $.01 per share. (First Call consensus estimate). In addition, Titan’s stock price has fallen over 69% in the last approximately two years, from a close at $21.6875 on December 8, 1997, to a close of $6.625 on November 30, 1999.

      Titan’s standing in the credit markets has also slipped. On October 22, 1999, Standard & Poor’s placed Titan’s corporate credit and subordinated debt rating on credit watch with negative implications; on November 1, 1999, Moody’s announced that it had placed Titan’s rating on review for a possible downgrade. Finally, the letter of intent between Titan and Carlisle Companies, Inc. (“Carlisle”) — proposing a transaction in which Titan stockholders would receive $17.00 per share for their stock — expired on September 18, 1999 without Carlisle and Titan having executed a definitive merger agreement. That failure to reach an agreement was a factor in Moody’s decision to review Titan for a downgrade.

      For these reasons, Mr. Beck urges shareholders to vote FOR this proposal.

Board of Directors’ Position on Proposal Number 3

      The Board of Directors unanimously recommends a vote AGAINST the proposal for annual election of all Directors for the following reasons:

      In 1994, the stockholders of the Company decided, by a vote at the Annual Meeting, to amend the Company’s Articles of Incorporation to divide the Board of Directors into three classes, with approximately one-third of the Directors elected each year for a three-year term. The Board continues to believe that a “staggered” Board of Directors provides important benefits to both the Company and its stockholders. Many major corporations have adopted similar procedures for this staggered election approach.

      The Board believes that the staggered election approach facilitates continuity and stability of leadership and policy by helping ensure that at any given time a majority of the Directors will have prior experience as

Board of Directors’ Position on Proposal Number 3 (continued)

Directors of the Company and will be familiar with its business and operations. This permits more effective long-term strategic planning. The Board believes that the continuity and quality of leadership promoted by a staggered Board helps create long-term value for the stockholders of the Company.

      Additionally, the Board believes that the staggered election approach affords the Company valuable protection against an inadequate unsolicited proposal to take over the Company. In the event of a hostile takeover, the fact that at least two annual stockholder meetings would be required to effect a change in control of the Board of Directors. A benefit derived from this situation is it may encourage the person seeking to obtain control of the Company to initiate arm’s length discussions with management and the Board. This will assist management and the Board in seeking to assure that if a transaction is negotiated, it is on the most favorable terms for the stockholders of the Company.

      Approval of the proposal would not in itself declassify the Board of Directors. Approval of the proposal would only serve as a request that the Board of Directors take the necessary steps to end the staggered system of electing Directors. Declassification of the Board would require an amendment to the Company’s Articles of Incorporation. The Company’s Articles of Incorporation requires the affirmative vote of the majority of the outstanding shares of the Company’s Common Stock to approve the amendment.

      The Board has determined that the benefits of the classified board are still valid and that it is in the best interest of the Company and its stockholders to keep the classified board. The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of the stockholder proposal regarding the annual election of all Directors.

      The Board of Directors recommends that you vote AGAINST approval of the proposal regarding the annual election of all Directors. Proxies will be voted AGAINST the stockholder proposal unless otherwise specified.

OTHER BUSINESS

      The Board of Directors does not intend to present to the Annual Meeting any business other than the items stated in the “Notice of Annual Meeting of Stockholders” and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting requiring a stockholder vote, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth the compensation received by the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers whose aggregate annual salary and bonuses exceeded $100,000 during 1999 collectively, the “named executive officers.”

				Long Term
				Compensation
Name and Principal				Awards Securities
Position as of				Underlying	All Other
December 31, 1999	Year	Salary	Bonus	Options(#)	Compensation(a)

Maurice M. Taylor, Jr.	1999	$400,000	$-0-	100,000	$5,000
President and Chief	1998	400,000	400,000	44,450	2,000
Executive Officer(b)	1997	400,000	300,000	47,060	1,875

J. Michael A. Akers	1999	$200,000	$50,000	12,970	$62,500
Vice President	1998	200,000	50,000	5,730	62,500
	1997	200,000	50,000	5,890	62,500

Gary L. Carlson	1999	$200,000	$-0-	12,500	$5,000
Vice President(c)	1998	183,333	-0-	1,620	4,104
	1997	51,715	75,000	-0-	-0-

Kent W. Hackamack	1999	$150,000	$-0-	9,380	$4,500
Vice President of Finance	1998	150,000	-0-	3,820	4,260
and Treasurer	1997	137,500	34,375	4,910	2,873

Cheri T. Holley	1999	$150,000	$-0-	9,380	$4,500
Vice President, Secretary	1998	150,000	-0-	3,820	4,146
and General Counsel(b)	1997	137,500	34,375	4,910	2,873

(a)	All other compensation represents 401(k) matching contribution for the named executive officers, except for J. Michael A. Akers, which represents money purchase plan contributions in the United Kingdom.

(b)	The President and Secretary are brother and sister.

(c)	Mr. Carlson resigned in January 2000.

Compensation Arrangements

      The Company has outstanding agreements with certain executive employees of the Company selected by the Board of Directors, which provide that the individuals will not receive any benefits if they voluntarily leave the Company in the event of the commencement of steps to effect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares). In the event of a termination of the individual’s employment within sixty days after the Change of Control, the executive is entitled to receive for the remaining term of the agreement, which expires in 2003, their compensation, including bonus, retirement benefits, continuation of all life, accident, health, savings and other fringe benefits. In addition, all unvested options and certain benefits become vested. Messrs. Taylor, Akers, Hackamack and Ms. Holley are each a party to such an agreement.

Options Granted in 1999

      The following table summarizes options granted in 1999, and the value of options outstanding on December 31, 1999, for the named executive officers.

					Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total			Price Appreciation for
	Underlying	Options			Option Term(b)
	Options	Granted to	Exercise	Expiration
Name	Granted(a)	Employees	Price	Date	5%	10%

Maurice M. Taylor, Jr.	100,000	38.6%	$8.00	Jan. 2009	$493,017	$1,258,913

J. Michael A. Akers	12,970	5.0%	8.00	Jan. 2009	63,944	163,280

Gary L. Carlson	12,500	4.8%	8.00	Jan. 2009	61,627	157,364

Kent W. Hackamack	9,380	3.6%	8.00	Jan. 2009	46,245	118,086

Cheri T. Holley	9,380	3.6%	8.00	Jan. 2009	46,245	118,086

All Shares Outstanding(c)					$266,551,244	$424,438,308

(a)	Options were granted in January, 1999. Forty percent of the options will become exercisable on December 31, 2000 and an additional 20% will become exercisable each year on December 31, 2001, 2002 and 2003, respectively.

(b)	Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise) so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(c)	All shares outstanding represent the increase in total Company stockholder value if the stock price and assumed rates of appreciation used in the stock option assumptions are achieved multiplied by the number of shares outstanding (20,615,980) at the end of 1999.

Aggregated Option Exercises in 1999 and Year-End Option Values

      The following table sets forth certain information regarding options for the purchase of Common Stock that were exercised and/or held by the named executive officers.

	Shares			Value of Unexercised
	Acquired on		Number of Unexercised	in-the-Money Options at
	Exercise	Value	Options at December 31, 1999	December 31, 1999
Name	(#)	Realized ($)	(#) Exercisable/Unexercisable	($) Exercisable/Unexercisable

Maurice M. Taylor, Jr.	0	n/a	184,016/152,994	$0/0

J. Michael A. Akers	0	n/a	9,578/ 19,702	0/0

Gary L. Carlson	0	n/a	648/ 13,472	0/0

Kent W. Hackamack	0	n/a	9,398/ 14,262	0/0

Cheri T. Holley	0	n/a	10,178/ 14,262	0/0

REPORT OF COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors (the “Committee”), composed of six independent non-employee directors, administers the executive compensation program. None of such members is or has been an officer or employee of the Company, except Mr. Billig, who is Chairman of the Board. The Committee passes on all material issues relating to executive compensation.

      The philosophy of the Committee as it relates to executive compensation is that the Chief Executive Officer (“CEO”) and other executive officers should be compensated at competitive levels sufficient to attract, motivate and retain talented executives who are capable of leading the Company in achieving their business objectives in an industry facing increasing competition and change.

      Annual compensation for the Company’s senior management consists of base salary and, when appropriate, bonus compensation. Salary levels of Company executives are reviewed and are normally adjusted annually, and any bonuses are normally awarded annually. In determining appropriate salaries, the Committee considers: (i) the CEO’s recommendations as to compensation for all other executive officers; (ii) the scope of responsibility, experience, time and position and individual performance of each officer, including the CEO; and (iii) compensation levels of other companies in the industry. The Committee’s analysis is a subjective process which utilizes no specific weights or formulas of the aforementioned factors in determining executive’s base salaries.

      The Committee considers bonus compensation to be its primary motivational method for encouraging and rewarding outstanding individual performance, especially for the Company’s senior management and overall performance by the Company. Awards under the Company’s bonus plan are granted by the Committee based primarily upon: (i) performance of the Company; (ii) performance of the individual; and (iii) recommendation of the CEO. The purpose of the bonus plan is to provide a special incentive to maximize his or her individual performance and the overall performance of the Company.

      In determining the total compensation package for the CEO for 1999, the Committee considered all of the factors discussed above. Additionally, the Committee considered the Company’s profitability, the success of the Company’s facilities in surpassing their objectives, the extent and timing of the additions to the Company during the year, the quality and efficiency of the Company’s staff, and certain other factors relating to the Company’s performance.

Members of the Compensation Committee:

Erwin H. Billig, Chairman

Edward J. Campbell
Richard M. Cashin, Jr.
Albert J. Febbo
Mitchell I. Quain
Anthony L. Soave

PERFORMANCE GRAPH

      The following performance graph compares cumulative total return for Company Common Stockholders over the past five years against the cumulative total return of the Standard & Poor’s Diversified Machinery Group Index, and against the Standard & Poor’s 500 Stock Index. The graph depicts the value on December 31, 1999, of a $100 investment made on December 31, 1994, in Company Common Stock and each of the other two indices, with all dividends reinvested. The Company’s Common Stock is currently traded on the New York Stock Exchange under the symbol of TWI.

[PERFORMANCE GRAPH]

	12/31/94	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99

Titan International, Inc.	100.00	131.8	103.4	161.7	77.0	52.7

S&P Machinery Diversified Industrials Index	100.00	120.7	147.5	192.0	156.8	181.9

Standard & Poor’s 500 Stock Index	100.00	134.1	161.3	211.3	267.6	319.9

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under the securities laws of the United States, the directors and executive officers of the Company and the persons who own more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any late filings during 1999. To the Company’s knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during 1999, all of these reports were timely filed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of December 31, 1999 by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) each director and nominee for director, (iii) each of the named executive officers and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned

Name and Address of Beneficial Owner	Number(a)		Percent

Masco Tech, Inc.	3,315,852	(b)	16.1%
21001 Van Born Road Taylor, MI 48180

Maurice M. Taylor, Jr.	2,178,194	(c)	10.6%
2701 Spruce St. Quincy, IL 62301

Mellon Financial Corporation	2,084,286	(b)	10.1%
One Mellon Center Pittsburgh, PA 15258

399 Venture Partners, Inc.	2,031,112	(b)	9.9%
399 Park Avenue New York, NY 10043

Thomson, Horstmann & Bryant, Inc.	1,249,950	(b)	6.1%
Park 80 West, Plaza One Saddle Brook, NJ 07663

Dimensional Fund Advisors	1,084,325	(b)	5.3%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

Anthony L. Soave	788,250		3.8%

Erwin H. Billig	96,750		*

Richard M. Cashin, Jr.	92,179		*

Mitchell I. Quain	59,000		*

Albert J. Febbo	51,750		*

Edward J. Campbell	38,250		*

J. Michael A. Akers	12,438		*

Cheri T. Holley	10,178		*

Kent W. Hackamack	9,398		*

Gary L. Carlson	748		*

All named executive, officers and directors as a group (11 persons)	3,337,135		16.2%

* Less than one percent.

(a)	Except for voting powers held jointly with a person’s spouse, represents sole voting and investment power unless otherwise indicated. Includes unissued shares subject to options exercisable within 60 days after December 31, 1999 as follows: Mr. Taylor, 184,016 shares; Mr. Soave, 51,750 shares; Mr. Billig, 51,750 shares; Mr. Cashin, 51,750 shares; Mr. Quain, 9,000; Mr. Febbo, 51,750 shares; Mr. Campbell, 36,000 shares; Mr. Akers, 9,578; Ms. Holley, 10,178 shares; Mr. Hackamack, 9,398 shares; Mr. Carlson 648 shares; all officers and directors as a group, 465,818 shares.

(b)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission.

(c)	Includes 1,314,000 shares held jointly by Mr. Taylor and his wife as to which they share voting and dispositive power. Also includes 580,178 shares held by Mr. Taylor as to which he has sole voting and dispositive power. Also includes 100,000 shares held jointly by the Maurice and Michelle Taylor Foundation as to which they share voting and dispositive power.

RELATED PARTY TRANSACTIONS

      The Company sells products and pays commissions to companies controlled by persons related to the Chief Executive Officer of the Company. During 1997, 1998 and 1999, sales of Titan product to these companies were approximately $8.3 million, $11.5 million and $12.5 million, respectively. On sales referred to Titan from these manufacturing representative companies, commissions were paid in the amount of approximately $1.1 million for each of 1997, 1998 and 1999. These sales and commissions were made in the ordinary course of business and were made on terms no less favorable to Titan than comparable sales and commissions to unaffiliated third parties.

STOCKHOLDER PROPOSALS

      Any proposal to be presented at next year’s Annual Meeting of Stockholders must be received at the principal executive offices of the Company no later than December 11, 2000, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such Annual Meeting of Stockholders. Any such proposals must comply in all respects with the rules and regulation of the Securities and Exchange Commission relating to stockholder proposals, and it is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the deadline by Certified Mail-Return Receipt Requested. In addition, if a stockholder intends to present a proposal at the Company’s 2001 Annual Meeting of Stockholders without the inclusion of such proposal in the Company’s proxy material and written notice of such proposal is not received by the Company on or before February 26, 2001, proxies solicited by the Board of Directors for the 2001 Annual Meeting of Stockholders will confer discretionary authority to vote on such proposal if presented at the meeting. Stockholders’ proposals should be sent to: Cheri T. Holley, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

PROXY SOLICITATION

      The costs of solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile transmission or telegraph, by directors, officers or regular employees of the Company, without additional compensation. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons, and will be reimbursed by the Company for expenses incurred herewith.

By Order of the Board of Directors,

CHERI T. HOLLEY

             Secretary

April 10, 2000

NOTES

(Page Intentionally Left Blank)

[TITAN LOGO]

TITAN INTERNATIONAL, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING
THURSDAY, MAY 18, 2000, 11:00 A.M. CENTRAL TIME
HOLIDAY INN, 201 SOUTH THIRD STREET
QUINCY, ILLINOIS 62301

      The undersigned hereby constitutes and appoints Maurice M. Taylor, Jr., Cheri T. Holley, and each of them, attorneys with full power of substitution, with the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in TITAN INTERNATIONAL, INC., at the Annual Meeting of Stockholders to be held on Thursday, May 18, 2000, and at any adjournments thereof and on all matters properly coming before the meeting.

      This proxy will be voted as directed below or, if no direction is indicated, will be voted FOR Items 1, 2 and AGAINST Item 3 as said proxies deem advisable on such other matters as may properly come before the meeting or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY IN THE ENVELOPE PROVIDED.

(Continued and to be signed on reverse side)

The Board of Directors recommends a vote FOR Items 1, 2 and AGAINST Item 3.

1. Election of Directors — Nominees for Election as Class III Director to serve until 2003 Annual Meeting of
    Stockholders:

    01-Erwin H. Billig       02-Anthony L Soave

FOR ALL / /	WITHHOLD ALL / /	FOR ALL / /	(Except for Nominee(s) whose names are written on the line below)

2.  To ratify the selection of PricewaterhouseCoopers LLP, as the independent auditors for 2000

3. Stockholder proposal regarding annual election of all directors

*In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

Dated: _______________________________________, 2000

______________________________________________________
Signature

______________________________________________________
Signature

(This proxy must be signed exactly as the name appears
hereon. If acting as attorney, executor, or trustee, or
in corporate or representative capacity, please sign
name and title.)